Exhibit 99.1


      Hexcel Reports 2006 Fourth Quarter and Year-End Results

    Fourth Quarter 2006 Highlights

    -- Sales from continuing operations of $299.2 up $21.0 million or 7.5% year-on-year

    -- On a constant currency basis, Commercial Aerospace sales up 17%; Wind Energy up 29% over prior year

    -- Net income from continuing operations of $18.8 million, or $0.20 per share, including pre-tax business consolidation and restructuring charges of $9.3 million and a pre-tax gain of $15.7 million on the sale of a joint venture interest

    See Statements of Operations and Reconciliation of GAAP and
Non-GAAP Measures (Table F) for profitability comparisons for the quarter and 2006 full year.


    STAMFORD, Conn.--(BUSINESS WIRE)--Jan. 24, 2007--Hexcel Corporation (NYSE: HXL), today reported results for the fourth quarter and full year of 2006. Net sales for the quarter were $299.2 million, 7.5% higher than the $278.2 million reported for the fourth quarter of 2005. Operating income for the fourth quarter was $19.1 million compared to $25.4 million for the same quarter last year. Operating income in the fourth quarter of 2006 includes $9.3 million of business consolidation and restructuring expense and $1.1 million of transaction costs associated with Hexcel's divestiture activities. Net income from continuing operations for the fourth quarter of 2006 was $18.8 million, or $0.20 per diluted common share compared to $136.2 million or $1.44 per diluted common share in 2005. Net income from continuing operations for the fourth quarter of 2006 includes a gain on the sale of a joint venture interest. Net income for the fourth quarter of 2005 included the benefit of the reversal of the majority of our valuation allowance against our net U.S. deferred tax assets, which resulted in a benefit to the tax provision of $119.2 million or $1.26 per diluted common share. (See Table F for further detail).

    For the full year of 2006, net sales were $1,193.1 million as compared to $1,139.5 million in 2005, an increase of 4.7%. Operating income of $106.4 million in 2006 was $4.5 million higher than the $101.9 million reported in 2005. Net income from continuing operations was $65.0 million for 2006 or $0.68 per diluted common share compared to $139.8 million or $1.49 per diluted common share in 2005.

    Chief Executive Officer Comments

    Mr. Berges commented, "This was another strong quarter of double-digit growth in revenues from the commercial aerospace market demonstrating the diversity of our customer base. Aerospace sales growth during the quarter was led by a strong year-on-year increase in revenues from Boeing and their subcontractors, but we also saw solid growth in revenues from sales to regional aircraft, engines and nacelle applications. As expected, revenues from Airbus were essentially flat year-on-year as the supply chain adjusted to the delays in the A380 program. As described in our 2007 Outlook published in December, we expect that our 2007 year-on-year Airbus sales comparisons will be tougher, particularly in the first half, due to the push-out in the A380 deliveries; however, we continue to expect revenue growth over 10% from Boeing and other commercial aerospace programs."

    "Industrial sales included a strong 29% year-over-year growth in wind energy sales for the quarter. Ballistics sales, while down 30% from last year were up 36% from the third quarter reflecting the momentum stimulated as new funding by Congress started to flow to our military body armor customers. While Space & Defense revenues were still sluggish due to inventory corrections, there were signs that this adjustment is coming to a conclusion."

    "Incremental gross margins were consistent with our historic trend at 30% for the quarter despite the initial start-up costs of our new carbon fiber and precursor lines. Our operations have done a tremendous job in bringing the U.S. capacity on line ahead of schedule. While we still have some work to do to complete the shake-down of the new lines, we should start earning a contribution on these new assets before the end of this quarter."

    "We completed the sale of our interest in TechFab LLC during December and the proceeds were reflected in reduced net debt. This joint venture was associated with our non-core Reinforcement businesses. We are on track to complete the sale of our Architectural business in France during the first quarter of 2007 and are making progress on the remaining elements of the portfolio review. Meanwhile our plans to create a fully integrated composites organization are now being implemented, and will begin to impact our performance in 2007."

    "2006 has been a year of accomplishment and transition despite the short-term disappointments of the A380 delays and the decline in ballistics revenues. The actions coming out of our portfolio review to tighten our strategic focus and to strengthen our organization lay the foundation for continued revenue and margin growth. Our carbon capacity expansion positions us to begin to support the growing demand for intermediate modulus and high strength fiber led by the launch of Boeing's 787 & 747-8 and Airbus' A350XWB; all aircraft with significantly higher levels of composite materials than their predecessors."

    Mr. Berges concluded, "2007 will be a year of focus for Hexcel. We will be focused on the realignment of Hexcel's organization; focused on winning positions on new platforms at our largest customers; focused on our manufacturing capacity expansion; focused on developing new markets for our materials; and focused on meeting our margin expansion goals. Execution of these plans will position Hexcel for accelerated revenue and earnings growth in 2008 as the production of the Boeing 787 and Airbus A380 ramp up."

    Fourth Quarter and Full Year 2006 Business Highlights

    Sales comparisons are provided in constant currency. For more details, see Tables A & B.

    Commercial Aerospace

    -- Commercial aerospace sales grew by 17.3% in constant currency for the quarter and 16.5% for the full year. The growth during the year was driven by the increases in aircraft production in 2006 and 2007 by Boeing, Airbus and other aircraft manufacturers, as well as the resultant growth in demand by aircraft engine and nacelle manufacturers.

    -- The growth in the quarter was led by revenues to Boeing and their subcontractors, reflecting increased aircraft production, but also the impact in the fourth quarter of 2005 of the Boeing machinists strike in September 2005.

    -- The impact of the A380 delivery push-out was more pronounced this quarter than in the third quarter of 2006 as the slow-down in production worked its way through the supply chain. Sales to this program have ranged from 5-10% of Hexcel's commercial aerospace revenues in prior quarters, which will result in weaker year-on-year comparisons in the first half of 2007.

    Industrial

    -- On a constant currency basis, industrial sales were down 8.2% for the quarter and 9.6% for the year due to the year-on-year decline in revenues from ballistic applications partially offset by growth in other industrial applications.

    -- Wind energy revenues grew in constant currency 29% for the quarter and 16% for the year.

    -- Ballistics revenues for the quarter were down 30% compared to the fourth quarter of 2005, but were up 36% compared to the third quarter of 2006. With new personal protection funding authorized by Congress, we expect the segment to continue to show improvement in 2007 compared to 2006.

    Space & Defense

    -- Space & Defense sales in constant currency for the quarter were 4.0% lower compared to the fourth quarter of 2005. There was still evidence of continuing inventory corrections at certain rotorcraft customers in the quarter, but also signs of demand starting to return to normalized levels.

    Operations

    -- Gross margins increased to 21.7% in the quarter compared to 21.1% in the fourth quarter of 2005. The gross margin on the incremental sales of $21.0 million compared to the fourth quarter of 2005 was 30% consistent with prior trends.

    -- SG&A expenditures in the quarter of $28.4 million were $2.1 million higher than the fourth quarter of 2005. Increased non-cash stock compensation expense following the adoption of FAS 123(R) as of January 1, 2006 represented $1.1 million of the increase. SG&A expenses for the quarter also included $1.1 million of transaction costs that are being expensed as incurred related to our divestiture activities. Increased non-cash stock compensation expense of $7.0 million represented the majority of the 2006 full year increase in SG&A of $8.3 million.

    -- Increased R&T spending of $2.4 million in the quarter reflected expenditures related to new product development and qualification for new aircraft programs.

    -- Operating income for the quarter, excluding business consolidation and restructuring expense and transaction costs related to the divestitures, was $29.5 million or 9.9% of sales (see Table F).

    Business Consolidation & Restructuring

    -- Business consolidation & restructuring expenses for the quarter were $9.3 million, with $7.6 million related to our organizational realignment and reduction of stranded costs that will result from divestitures associated with the portfolio review. Business consolidation & restructuring for the fourth quarter of 2006 also included the continuing costs associated with the Livermore, CA and Washington, GA plant closures. The after-tax impact of the $7.6 million restructuring charge is estimated to be $4.5 million or $0.05 per diluted common share.

    Tax

    -- As of December 31, 2005, we reversed the majority of our valuation allowance against our net U.S. deferred tax assets, resulting in a benefit to the tax provision in the fourth quarter, 2005 of $119.2 million or $1.26 per diluted common share.

    -- Following the reversal of the valuation allowance in 2005, we have provided a full tax provision on our U.S. taxable income in 2006. We continue to adjust our tax provision rate through the establishment, or release, of a non-cash valuation allowance attributable to currently generated Belgian net pre-tax income (losses). This practice will continue until such time as the Belgian operations have evidenced the ability to consistently generate income such that, in future years, management can reasonably expect that the Belgium deferred tax assets can be utilized.

    -- In the fourth quarter of 2006 the tax provision was $10.6 million or 37.2% of pre-tax income. Cash taxes for the quarter were $2.6 million.

    -- For the full year of 2006 the tax provision was $33.2 million or 35.3% of pre-tax income. Excluding the $4.5 million benefit of the reversal of the valuation allowance against our U.S. deferred tax assets related to capital losses in the third and fourth quarters of 2006, the 2006 full year tax provision was 40.1%. Cash taxes for the year were $9.8 million.

    Total Debt, Net of Cash

    -- Total debt, net of cash decreased by $32.2 million in the quarter to $386.6 million as of December 31, 2006. The reduction in net debt reflected the cash proceeds of $22.0 million from the TechFab sale as well as $10.2 million generated from the business.

    -- Capital spending for the quarter was $38.2 million as we completed the construction of the U.S. elements of our carbon fiber expansion ahead of schedule. Production trials commenced on the new precursor line in Decatur, Alabama and the new carbon fiber line in Salt Lake City in December 2006. Meanwhile, the construction of the Spanish carbon fiber line remained on schedule with completion expected by the end of 2007.

    Portfolio Review Update

    -- In December of 2006, Hexcel's sale of its equity interest in TechFab LLC resulted in an after-tax gain of $10.2 million or about $0.11 per diluted common share. This joint venture was associated with our non-core Reinforcement businesses.

    -- In October of 2006, Hexcel reached an agreement in principle to sell its architectural business based in France. The transaction is proceeding as expected and is anticipated to close during the first quarter of 2007. We have concluded that the transaction satisfied the accounting considerations to be classified as "assets held for sale" and have reported the component as a "discontinued operation" in our financial statements. Fourth quarter 2006 revenues of the Architectural business were $5.6 million compared to $4.7 million in the fourth quarter 2005. Full year 2006 revenues of the Architectural business were $23.8 million compared to $21.9 million for the full year of 2005. These revenues were formerly included in the Reinforcements segment of the Industrial market.

    -- Other non-core assets under review include the electronics, ballistics and industrial portions of our Reinforcements business segment that had revenues of $38.7 million in the fourth quarter of 2006 compared to $46.4 million for the fourth quarter of 2005. On the same basis, revenues for the full year of 2006 were $155.0 million compared to $200.2 million in the full year of 2005. The specific assets and associated revenues subject to potential divesture may change as we complete our review and any related transactions.

    Hexcel will host a conference call at 11:00 A.M. ET, tomorrow, January 25, 2007 to discuss the fourth quarter results and respond to questions. The telephone number for the conference call is (719) 457-2617 and the confirmation code is 8499401. The call will be simultaneously hosted on Hexcel's web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

    Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications.

    Disclaimer on Forward Looking Statements

    This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments we serve (including growth in commercial aerospace revenues, the impact of the push-out in A380 deliveries, the outlook for space & defense revenues including rotorcraft applications and the trend in ballistic revenues from military soft body armor applications), our focus on maintaining and improving margins and the scope and timing of potential divestitures. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates. Additional risk factors are described in our filings with the SEC. We do not undertake an obligation to update our forward-looking statements to reflect future events.


Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
----------------------------------------------------------------------
                                                Unaudited
                                   -----------------------------------
                                    Quarter Ended      Year Ended
                                     December 31,      December 31,
(In millions, except per share
 data)                              2006     2005     2006     2005
----------------------------------------------------------------------
Net sales                          $ 299.2 $ 278.2  $1,193.1 $1,139.5
Cost of sales                        234.2   219.6     928.3    889.4
----------------------------------------------------------------------

 Gross margin (a)                     65.0    58.6     264.8    250.1
    % Gross Margin                    21.7%   21.1%     22.2%    21.9%

Selling, general and administrative
 expenses (b)                         28.4    26.3     113.2    104.9
Research and technology expenses       8.2     5.8      30.4     25.3
Business consolidation and
 restructuring expenses                9.3     1.1      14.8      2.9
Other expense, net (c)                   -       -         -     15.1
----------------------------------------------------------------------

  Operating income                    19.1    25.4     106.4    101.9

Interest expense                       6.3     7.2      28.0     33.9
Non-operating (income) expense (d)   (15.7)      -     (15.7)    40.9
----------------------------------------------------------------------

 Income from continuing operations
  before income taxes, equity in
  earnings and discontinued
  operations                          28.5    18.2      94.1     27.1
Provision for income taxes (e)        10.6  (117.0)     33.2   (109.1)
----------------------------------------------------------------------

 Income from continuing operations
  before equity in earnings and
  discontinued operations             17.9   135.2      60.9    136.2
Equity in earnings of affiliated
 companies                             0.9     1.0       4.1      3.6
----------------------------------------------------------------------

  Net income from continuing
   operations                         18.8   136.2      65.0    139.8
Income from discontinued
 operations, net of tax                0.2     0.2       1.8      1.5
----------------------------------------------------------------------

  Net income                          19.0   136.4      66.8    141.3
Deemed preferred dividends and
 accretion                               -   (14.4)        -    (30.8)
----------------------------------------------------------------------
  Net income available to common
   shareholders                    $  19.0 $ 122.0  $   66.8 $  110.5
----------------------------------------------------------------------

Basic net income per common share:

 Continuing operations             $  0.20 $  1.77  $   0.70 $   1.81
 Discontinued operations                 -       -      0.02     0.03
----------------------------------------------------------------------
 Basic net income per common share $  0.20 $  1.77  $   0.72 $   1.84

Diluted net income per common
 share:
 Continuing operations             $  0.20 $  1.44  $   0.68 $   1.49
 Discontinued operations                 -       -      0.02     0.02
----------------------------------------------------------------------
 Diluted net income per common
  share                            $  0.20 $  1.44  $   0.70 $   1.51

Weighted-average common shares:

 Basic                                93.7    69.1      93.4     60.0
 Diluted                              95.6    94.4      95.4     93.7
----------------------------------------------------------------------
(a) Gross margin includes environmental remediation costs of $2.0 million for the year ended December 31, 2006.
(b) The fourth quarter 2006 and full year 2006 includes $1.1 million of expenditures associated with our divestiture activities. Includes transaction costs associated with the first quarter 2006 secondary offering of $1.2 million for the year ended December 31, 2006. Includes for the year ended December 31, 2005, $1.9 million of legal fees and expenses associated with litigation matters, and $1.0 million of transaction costs related to a secondary offering of common shares.
(c) Includes accruals of $16.5 million for the settlement of litigation matters and a $1.4 million gain on the sale of assets for the year ended December 31, 2005.
(d) Non-operating (income) expense includes a $15.7 million gain of the sale of an investment in an affiliated company and charges of $40.9 million for the early retirement of debt for the years ended December 31, 2006 and 2005, respectively.
(e) Provision for income taxes includes a benefit of $119.2 million arising from the reversal of the valuation allowance against our U.S. deferred tax assets as of December 31, 2005.


Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
----------------------------------------------------------------------
                                             Unaudited
                             -----------------------------------------
(In millions, except per      December 31, September 30, December 31,
 share data)                      2006          2006         2005
----------------------------------------------------------------------
Assets
Current assets:
Cash and cash equivalents      $      25.7   $      13.0   $     21.0
Accounts receivable, net             181.5         183.6        153.0
Inventories, net                     171.5         161.0        146.0
Assets held for sale                  10.5          10.0          7.6
Prepaid expenses and other
 current assets                       34.4          34.5         42.7
----------------------------------------------------------------------
Total current assets                 423.6         402.1        370.3

Property, plant and equipment        834.7         798.6        708.2
Less accumulated depreciation       (464.3)       (463.1)      (428.3)
----------------------------------------------------------------------
Net property, plant and
 equipment                           370.4         335.5        279.9

Goodwill and other
 intangibles, net                     75.9          75.4         74.5
Investments in affiliated
 companies                            11.1          16.5         14.3
Assets held for sale                   5.9           5.5          5.7
Deferred tax assets                  109.8         110.1        107.6
Other assets                          25.5          30.6         28.3
----------------------------------------------------------------------
Total assets                   $   1,022.2   $     975.7   $    880.6
----------------------------------------------------------------------

Liabilities and Stockholders'
 Equity
Current liabilities:
Notes payable and current
 maturities of capital lease
 obligations                   $       2.5   $       5.0   $      3.0
Accounts payable                     104.0          88.7         92.2
Accrued liabilities                  108.7          92.0         96.8
Liabilities related to assets
 held for sale                         6.2           5.3          3.8
----------------------------------------------------------------------
Total current liabilities            221.4         191.0        195.8

Long-term notes payable and
 capital lease obligations           409.8         426.8        416.8
Liabilities related to assets
 held for sale                         1.4           1.3          1.2
Other non-current liabilities         82.0          59.9         56.1
----------------------------------------------------------------------
Total liabilities                    714.6         679.0        669.9


Stockholders' equity:
Preferred stock, no par
 value, 20.0 shares
 authorized, no shares issued
 or outstanding                          -             -            -
Common stock, $0.01 par
 value, 200.0 shares
 authorized, 95.4 shares
 issued at December 31, 2006,
 95.3 shares issued at
 September 30, 2006 and 94.1
 shares issued at December
 31, 2005                              1.0           1.0          0.9
Additional paid-in capital           479.3         477.3        455.0
Accumulated deficit                 (151.1)       (174.7)      (222.5)
Accumulated other
 comprehensive income (loss)          (1.8)         12.4         (7.3)
----------------------------------------------------------------------
                                     327.4         316.0        226.1
Less - Treasury stock, at
 cost, 1.7 shares at December
 31, 2006 and September 30,
 2006 and 1.5 shares at
 December 31, 2005                   (19.8)        (19.3)       (15.4)
----------------------------------------------------------------------
Total stockholders' equity           307.6         296.7        210.7
----------------------------------------------------------------------
Total liabilities and
 stockholders' equity          $   1,022.2   $     975.7   $    880.6
----------------------------------------------------------------------


Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
----------------------------------------------------------------------
                                                Unaudited
                                    ----------------------------------
                                     Quarter Ended      Year Ended
                                      December 31,     December 31,
(In millions)                        2006    2005     2006     2005
----------------------------------------------------------------------

Cash flows from operating activities
Net income                          $  19.0 $ 136.4  $  66.8 $  141.3
Reconciliation to net cash provided
 by operating activities:
  Depreciation and amortization        10.5    11.8     44.2     47.3
  Amortization of debt discount and
   deferred financing costs             0.3     0.3      1.6      2.0
  Deferred income taxes (benefit),
   including reversal of valuation
   allowance                            3.9  (119.4)    16.1   (118.4)
  Business consolidation and
   restructuring expenses               9.3     1.1     14.8      2.9
  Business consolidation and
   restructuring payments              (2.8)   (0.8)    (8.2)    (2.7)
  Loss on early retirement of debt        -       -        -     40.9
  Equity in earnings of affiliated
   companies                           (0.9)   (1.0)    (4.1)    (3.6)
  Dividends from affiliated
   companies                              -     1.0      1.3      3.1
  Share-based compensation              1.6     0.5      9.2      2.2
  Gain on sale of investment in an
   affiliated company                 (15.7)      -    (15.7)       -
  Decrease (increase) in accounts
   receivable                           8.5     4.4    (15.1)   (16.9)
  (Increase) decrease in inventories   (6.4)    8.9    (17.4)   (16.8)
  (Increase) decrease in
   prepaid/other current assets         0.1     2.0     (0.7)     4.4
  Decrease (increase) in accounts
   payable/accrued liabilities         21.2    (1.6)    15.6    (11.6)
  Changes in non-current assets and
   long-term liabilities and other      2.1     1.1     (5.3)     1.5
----------------------------------------------------------------------
 Net cash provided by operating
  activities                           50.7    44.7    103.1     75.6
----------------------------------------------------------------------

Cash flows from investing activities
 Capital expenditures                 (41.3)  (30.3)  (122.5)   (62.7)
 Deposits for capital purchases         3.1    (4.2)     2.0     (4.2)
 Proceeds from the sale of assets         -       -        -      1.4
 Proceeds from the sale of
  investment in an affiliated
  company                              22.0       -     22.0        -
 Investment in affiliated companies       -       -        -     (7.5)
----------------------------------------------------------------------
 Net cash used for investing
  activities                          (16.2)  (34.5)   (98.5)   (73.0)
----------------------------------------------------------------------

Cash flows from financing activities
 Proceeds from 6.75% senior
  subordinated notes                      -       -        -    225.0
 Proceeds from (repayments of)
  senior secured credit facility -
  revolver, net                       (16.5)   (5.0)    (5.0)     5.0
 Proceeds from senior credit
  facility - term B loan                  -       -        -    225.0
 Repayments of senior credit
  facility - term B loan               (0.5)      -     (1.4)   (40.0)
 Repayments of 9.75% senior
  subordinated notes                      -       -        -   (285.3)
 Redemption of 7.0% convertible
  subordinated debentures                 -       -        -    (19.2)
 Redemption of 9.875% senior secured
  notes                                   -       -        -   (125.0)
 Proceeds from (repayments of)
  capital lease obligations and
  other debt, net                      (2.6)   (1.3)    (1.6)     0.7
 Issuance costs related to debt
  offerings                               -       -        -    (12.1)
 Debt retirement costs                    -       -        -    (30.0)
 Activity under stock plans            (0.1)    5.1     10.6     15.2
----------------------------------------------------------------------
 Net cash (used for) provided by
  financing activities                (19.7)   (1.2)     2.6    (40.7)
                                    ----------------------------------
Effect of exchange rate changes on
 cash and cash equivalents             (2.1)   (0.3)    (2.5)     1.9
----------------------------------------------------------------------
Net increase (decrease) in cash and
 cash equivalents                      12.7     8.7      4.7    (36.2)
Cash and cash equivalents at
 beginning of period                   13.0    12.3     21.0     57.2
----------------------------------------------------------------------
Cash and cash equivalents at end of
 period                             $  25.7 $  21.0  $  25.7 $   21.0
----------------------------------------------------------------------
Supplemental Data:
  Cash interest paid                $   2.2 $   2.9  $  26.0 $   40.0
  Cash taxes paid                   $   2.6 $   2.5  $   9.8 $   12.8
----------------------------------------------------------------------


Net Sales to Third-Party Customers by Market Segment

Quarters Ended December 31,              (Unaudited)           Table A
2006 and 2005
----------------------------------------------------------------------
(In millions)                    As Reported     Constant Currency (a)
----------------------------------------------------------------------
 B/(W)     FX          B/(W)
Market Segment               2006   2005     %   Effect (b)2006    %
----------------------------------------------------------------------
   Commercial Aerospace      154.7 $129.5   19.5    2.8    151.9 17.3
   Industrial (c)             77.5   80.8   (4.1)   3.3     74.2 (8.2)
   Space & Defense            55.0   55.6   (1.1)   1.6     53.4 (4.0)
   Electronics                12.0   12.3   (2.4)   0.1     11.9 (3.3)
----------------------------------------------------------------------
Consolidated Total           299.2 $278.2    7.5    7.8    291.4  4.7
----------------------------------------------------------------------
Consolidated % of Net Sales    %      %                      %
----------------------------------------------------------------------
   Commercial Aerospace       51.7   46.6                   52.1
   Industrial                 25.9   29.0                   25.5
   Space & Defense            18.4   20.0                   18.3
   Electronics                 4.0    4.4                    4.1
----------------------------------------------------------------------
Consolidated Total           100.0  100.0                  100.0
----------------------------------------------------------------------


Years Ended December 31,            (Unaudited)                Table B
2006 and 2005
----------------------------------------------------------------------
(In millions)                 As Reported       Constant Currency (a)
----------------------------------------------------------------------
                                                   FX
                                         B/(W)   Effect         B/(W)
Market Segment          2006     2005      %      (b)    2006     %
----------------------------------------------------------------------
   Commercial Aerospace  618.0   $529.4    16.7     1.1   616.9  16.5
   Industrial (c)        312.1    343.9    (9.2)    1.3   310.8  (9.6)
   Space & Defense       211.2    209.3     0.9     0.8   210.4   0.5
   Electronics            51.8     56.9    (9.0)   (0.1)   51.9  (8.8)
----------------------------------------------------------------------
Consolidated Total     1,193.1 $1,139.5     4.7     3.1 1,190.0   4.4
----------------------------------------------------------------------
Consolidated % of Net
 Sales                    %        %                       %
----------------------------------------------------------------------
   Commercial Aerospace   51.8     46.4                    51.8
   Industrial             26.2     30.2                    26.1
   Space & Defense        17.7     18.4                    17.7
   Electronics             4.3      5.0                     4.4
----------------------------------------------------------------------
Consolidated Total       100.0    100.0                   100.0
----------------------------------------------------------------------

(a) To assist in the interpretation of our net sales trend, total net sales and sales by market for the quarter, and year ended December 31, 2006 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective periods in 2005 and are referred to as "constant currency" sales.
(b) FX effect is the estimated impact on "as reported" net sales due to changes in foreign currency exchange rates.
(c) Architectural sales of $5.6 million and $4.7 million for the quarters ended December 31, 2006 and 2005, respectively, and $23.8 million and $21.9 million for the years ended December 31, 2006 and 2005, respectively, have been excluded from the tables above. Architectural sales for the current and prior periods presented are included as a component of "income from discontinued operations, net of tax."


    Note: Sales by market by business segment can be found under the Investor News tab on the Investor Relations section of our web site www.hexcel.com.


Hexcel Corporation and Subsidiaries Table C
Segment Data
----------------------------------------------------------------------
                                     Unaudited
              --------------------------------------------------------
                                                  Corporate
                                                  & Other
(In millions) Reinforcements Composites Structures   (a)      Total
----------------------------------------------------------------------

Fourth Quarter 2006
----------------------------------------------------------------------
 Net sales to
  external
  customers   $        59.2    $ 209.1    $  30.9  $     -   $  299.2
 Intersegment
  sales                33.8        8.0          -        -       41.8
----------------------------------------------------------------------
   Total sales         93.0      217.1       30.9        -      341.0

 Operating
  income
  (loss)                6.1  (b)  17.6        3.6     (8.2)      19.1
 Depreciation
  and
  amortization          2.4        7.5        0.4      0.1       10.4
Business
 consolidation
 and
 restructuring
 expenses               1.7        7.6          -        -        9.3
 Capital
  expenditures
  and deposits          3.3       33.0  (c)   1.2      0.7       38.2
----------------------------------------------------------------------

Fourth Quarter 2005
----------------------------------------------------------------------
 Net sales to
  external
  customers   $        63.0    $ 191.0    $  24.2  $     -   $  278.2
 Intersegment
  sales                32.5        6.0          -        -       38.5
----------------------------------------------------------------------
   Total sales         95.5      197.0       24.2        -      316.7

 Operating
  income
  (loss)                9.8       20.9        3.1     (8.4)      25.4
 Depreciation           3.2        7.9        0.5        -       11.6
Business
 consolidation
 and
 restructuring
 expenses               0.3        0.8          -        -        1.1
 Capital
  expenditures          4.0       28.1  (c)   0.6      1.5       34.2
----------------------------------------------------------------------


Full Year 2006
----------------------------------------------------------------------
 Net sales to
  external
  customers   $       235.2    $ 848.0    $ 109.9  $     -   $1,193.1
 Intersegment
  sales               135.5       29.6          -        -      165.1
----------------------------------------------------------------------
   Total sales        370.7      877.6      109.9        -    1,358.2

 Operating
  income
  (loss)               26.0  (b) 105.1       13.4    (38.1)     106.4
 Depreciation
  and
  amortization         12.1       29.4        1.8      0.2       43.5
Business
 consolidation
 and
 restructuring
 expenses               5.9        9.0          -     (0.1)      14.8
 Capital
  expenditures
  and deposits          8.4      105.2  (c)   3.4      3.2      120.2
----------------------------------------------------------------------

Full Year 2005
----------------------------------------------------------------------
 Net sales to
  external
  customers   $       269.3    $ 787.0    $  83.2  $     -   $1,139.5
 Intersegment
  sales               130.2       24.8          -        -      155.0
----------------------------------------------------------------------
   Total sales        399.5      811.8       83.2        -    1,294.5

 Operating
  income
  (loss)               40.7      104.0  (d)   8.0    (50.8)(e)  101.9
 Depreciation          13.1       31.3        1.9      0.1       46.4
Business
 consolidation
 and
 restructuring
 expenses               0.3        2.6          -        -        2.9
 Capital
  expenditures          7.4       55.4  (c)   0.7      2.9       66.4
----------------------------------------------------------------------
(a) We do not allocate corporate expenses to the business segments.
(b) Includes transaction costs associated with divesture activities of $1.1 million for the quarter and year-ended December 31, 2006.
(c) Includes deposits for capital purchases of $3.1 million and $2.0 million for the quarter and year ended December 31, 2006, respectively, and $4.2 million for quarter and year ended December 31, 2005.
(d) Includes gain on sale of assets of $1.4 million for the year ended December 31, 2005.
(e) Includes litigation settlements of $16.5 million, $1.9 million for legal fees and expenses associated with litigation matters, and $1.0 million in transaction costs related to the August 2005 secondary offering of common shares.


Hexcel Corporation and Subsidiaries                            Table D
Schedule of Net Income Per Common Share
----------------------------------------------------------------------
                                                  Unaudited
                                       -------------------------------
                                        Quarter Ended    Year Ended
                                         December 31,    December 31,
(In millions, except per share data)      2006    2005   2006    2005
----------------------------------------------------------------------

Basic net income per common share:
Net income                              $ 19.0 $ 136.4  $66.8 $ 141.3
Deemed preferred dividends and
 accretion                                   -   (14.4)     -   (30.8)
----------------------------------------------------------------------
  Net income available to common
   shareholders                         $ 19.0 $ 122.0  $66.8 $ 110.5
----------------------------------------------------------------------

  Weighted average common shares
   outstanding                            93.7    69.1   93.4    60.0

Basic net income per common share (a)   $ 0.20 $  1.77  $0.72 $  1.84
----------------------------------------------------------------------

Diluted net income per common share:
Net income                              $ 19.0 $ 136.4  $66.8 $ 141.3
Deemed preferred dividends and
 accretion                                   -   (14.4)     -   (30.8)
----------------------------------------------------------------------
Net income available to common
 shareholders                           $ 19.0 $ 122.0  $66.8 $ 110.5
Plus: Deemed preferred dividends and
 accretion                                   -    14.4      -    30.8
----------------------------------------------------------------------
  Net income available to common
   shareholders plus assumed
   conversions                          $ 19.0 $ 136.4  $66.8 $ 141.3
----------------------------------------------------------------------

Weighted average common shares
 outstanding - Basic                      93.7    69.1   93.4    60.0

Plus incremental shares from assumed
 conversions:
  Restricted stock units                   0.3     0.4    0.3     0.4
  Stock options                            1.6     1.8    1.7     1.8
  Convertible preferred stock                -    23.1      -    31.5
----------------------------------------------------------------------
  Weighted average common shares
   outstanding-Dilutive (b)               95.6    94.4   95.4    93.7
----------------------------------------------------------------------

Diluted net income per common share (c) $ 0.20 $  1.44  $0.70 $  1.51
----------------------------------------------------------------------
(a) Includes basic net income per common share from discontinued operations of $0.02 and $0.03 for the year ended December 31, 2006 and 2005, respectively.
(b) All outstanding shares of series A and B mandatorily redeemable convertible preferred stock were converted to common stock in December 2005 and August 2005, respectively.
(c) Includes diluted net income per common share from discontinued operations of $0.02 for both the years ended December 31, 2006 and 2005.


Hexcel Corporation and Subsidiaries                            Table E
Schedule of Interest Expense
----------------------------------------------------------------------
                                                  Unaudited
                                        ------------------------------
                                        Quarter Ended    Year Ended
                                         December 31,   December 31,
(In millions)                             2006   2005    2006    2005
----------------------------------------------------------------------

Interest on debt instruments            $  6.9 $  6.7  $ 28.8 $  30.9
Capitalized interest (a)                  (1.3)  (0.1)   (3.6)   (0.1)
Banking, commitment and other fees         0.3    0.1     1.1     1.0
Amortization of financing costs and
 discounts (non-cash)                      0.4    0.5     1.7     2.1
----------------------------------------------------------------------
Interest Expense                        $  6.3 $  7.2  $ 28.0 $  33.9
----------------------------------------------------------------------
(a) Interest expense capitalized in connection with our carbon fiber expansion program.


Hexcel Corporation and Subsidiaries                            Table F
Reconciliation of GAAP and Non-GAAP Measures
----------------------------------------------------------------------
                                                  Unaudited
                                       -------------------------------
                                       Quarter Ended     Year Ended
                                        December 31,    December 31,
                                       -------------------------------
(In millions)                            2006   2005     2006    2005
----------------------------------------------------------------------
GAAP operating income from continuing
 operations                            $ 19.1 $ 25.4  $ 106.4 $ 101.9
- Business consolidation and
 restructuring expense                    9.3    1.1     14.8     2.9
- Litigation settlement expense             -      -        -    16.5
- Legal fees and expenses related to
 litigation settlements                     -      -        -     1.9
- Environmental remediation costs           -      -      2.0       -
- Expenses associated with divestiture
 activities                               1.1      -      1.1       -
- Secondary offering transaction costs      -      -      1.2     1.0
- Gain on sale of assets                    -      -        -    (1.4)
----------------------------------------------------------------------
Non-GAAP operating income from
 continuing operations                   29.5   26.5    125.5   122.8
----------------------------------------------------------------------
Includes:
- Stock compensation expense           $  1.6 $  0.5  $   9.2 $   2.2
----------------------------------------------------------------------


                                                               Table G
----------------------------------------------------------------------
                                                 Unaudited
                                     ---------------------------------
                                      December  September   December
                                         31,        30,        31,
(In millions)                           2006       2006       2005
----------------------------------------------------------------------

Notes payable and current maturities
 of capital lease obligations        $      2.5  $     5.0  $     3.0
Long-term notes payable and capital
 lease obligations                        409.8      426.8      416.8
----------------------------------------------------------------------
Total Debt                                412.3      431.8      419.8
Cash and cash equivalents                  25.7       13.0       21.0
----------------------------------------------------------------------
Total debt, net of cash              $    386.6  $   418.8  $   398.8
----------------------------------------------------------------------

    Management believes that operating income and net income before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Hexcel's overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of the Hexcel's liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.


    CONTACT: Hexcel Corporation
             Investors:
             Stephen C. Forsyth, 203-969-0666 ext. 425 stephen.forsyth@hexcel.com or
             Media:
             Michael Bacal, 203-969-0666 ext. 426
             michael.bacal@hexcel.com